EXHIBIT 99.1

Tongxin International Provides Summary of Unaudited Financial Results for the Year Ended December 31, 2011

Conference Call Scheduled for October 1, 2012 at 11:00 AM EDT

CHANGSHA, China, September 27, 2012 – Tongxin International Ltd. (Pink Sheets: TXIC), a China-based manufacturer of engineered vehicle body structures (“EVBS”) and stamped parts for the commercial automotive industry, today announced its summary of preliminary financial results for the year ended December 31, 2011.

Financial Results:

Revenues: Tongxin International Ltd. (the “Company”) reported total revenues for the year ended December 31, 2011 of $101.8 million, compared to $104.7 million of total revenues which were previously reported (unaudited) for the year ended December 31, 2010. Such decrease in total revenues reflects the reduction of original equipment manufacturer production of mini and light commercial vehicles. This, however, is somewhat offset by the increase in Hunan Tongxin’s (HNTX) production of cabs for medium-duty commercial vehicles. The revenue decline was also partially offset by increased revenue from higher value added products, such as painted and fully-finished cabs.

The Company believes that a major factor affecting the production of cabs was the Chinese governmental actions tightening monetary policy. The Company also believes that the decrease in its total revenue reflects slower economic growth in China in 2011 and reduced credit availability for the purchase of commercial vehicles in China.

Costs & Expenses: For the year ended December 31, 2011, the cost of goods sold was $92.3 million and selling, general and administrative expenses were $14.9 million. As result, the Company has reported an operating loss of $(5.4) million for the year ended December 31, 2011, less than the unaudited operating loss of $(9.4) million for the year ended December 31, 2010. The increase in SG&A is, to a significant extent, impacted by legal and financial expenses associated with the ongoing lawsuits and SEC investigation in the U.S. While the Company anticipates that many of these expenses may be covered by D&O Insurance, many of the expenses have been paid by TXIC and the Company is awaiting reimbursement.

Attached are the comparative balance sheets and income statements for the years ended December 31, 2011, 2010 and 2009.

As of December 31, 2011, cash, cash equivalents, and restricted cash (security deposit) totaled approximately $10.1 million. Total current assets at December 31, 2011 totaled approximately $60.6 million compared to $65.3 million at December 31, 2010. Total current liabilities totaled approximately $78.8 million at December 31, 2011 compared to $74.2 million at December 31, 2010.

The Company cautions that all of the financial results included in this press release are unaudited and still subject to audit and, accordingly, they are still subject to potential audit adjustments, which could be material. As a result, such financial results could change, and could change meaningfully, following the audit of its financial statements for 2011. The Company also reiterates that the unaudited financial information included in this press release does not represent all of the information that would normally be included in an Annual Report on Form 10-K (with respect to the Company’s financial results for the year ended December 31, 2011) or in an Annual Report on Form 20-F (with respect to the Company’s financial results for the years ended December 31, 2010 and 2009).

2011 Year-End Conference Call:

The Company is also announcing today that a conference call has been scheduled for Friday September 28, 2012 at 11:00 A.M. Eastern Daylight Time. The purpose of the call is to discuss the Company’s unaudited financial results, as well as, recent Company developments and other business initiatives. William E. Zielke, CEO of Tongxin, will present opening remarks and Thomas Chang, VP of Finance, will conduct a Q & A from participants. All questions should be sent to our investor relations representatives at info@cfsg1.com for consideration. In addition to selected questions which will be answered during the call, a select number of additional questions may be responded to subject to time limitations. See below:

Most often asked questions with answers

I. Financial Questions

A. Audit Questions

Q: What is the status of the past due audits?

A: We continue to work with our current auditor. While we would like to provide a completion date, that would be inappropriate. The audits are progressing and we continue to provide our current auditor with relevant information needed to complete the audits.

Q: You stated the audits for 2009 & 2010. What about 2011?

A: At this time we are directing all efforts to completing the 2009 & 2010 calendar year audits.

Q: Why is it taking so long to complete these audits?

A: The Company and its current auditor are being very diligent in their efforts and reviews. It is no secret that there have been many questions and allegations regarding Chinese companies in general. Every effort is being made to provide proper and accurate information to the shareholders of TXIC through the audit and otherwise. As we have stated many times, including in the original prospectus and subsequently, accounting systems in China are not always up to western standards. As we have said many times, it will take time and effort to improve the systems to reach the level desired. We are disappointed that our systems have not improved sufficiently since the original transaction in 2008. However, we continue to improve on the systems and the understanding of requirements and expectations. Much of the delay in completing the audit is the time and effort required to substantiate the financial statements.

Q: You mentioned that ERP costs were a significant expense. Yet you state that the audit is not yet completed because of difficulties in substantiation of financial transactions. This seems inconsistent. Please comment.

A: While we did exert significant effort towards ERP, to date an ERP system has not been implemented.

Q: We are speaking here of 2011. Are you saying there was no effort put forth towards ERP or other system improvements in 2011?

A: The discussion about ERP was based on a question relating to 2009 and 2010 audits. The expenses for ERP occurred in 2010. In 2011, our system improvement efforts have been more fundamental in that we are putting processes in place that can be more easily and quickly automated by programs such as ERP.

B. Cash Flow Issues

Q: How much money has TXIC spent on these legal actions?

A: TXIC has had and continues to have D&O Insurance that is covering a substantial amount of the costs related to the Shareholder Lawsuits (which have been settled) and the SEC Investigation (which is ongoing).

Q: The cash position at TXIC has declined dramatically. Where has the cash gone? Is TXIC in a position to survive?

A: There have been significant occurrences that have required the use of cash in TXIC. Some of these uses of funds have been for costs related to the various legal actions for which we have not yet received reimbursement from our D&O insurance. Others have been for legal and outside financial services not covered by D&O insurance. At this time we have taken significant steps to reduce the expenditures in both TXIC corporate as well as HNTX in China. The Company’s current cash situation has impacted its ability to invest funds in China that could improve our business. It has also curtailed certain growth initiatives. However, HNTX is operating and the USA cash situation is not inhibiting the ongoing business in China. As previously announced, we have opened a new painting facility for Heavy Duty and Medium Duty cabs. This investment was handled solely through the cash flow within HNTX. We did not borrow any funds for this expansion.

Q: You just mentioned that the cash situation has caused you to curtail growth initiatives. Does this mean you are no longer pursuing export opportunities?

A: We have pulled back significantly on our efforts to sell into the N. American and European markets. We are still pursuing opportunities in ASEAN and the Indian subcontinent.

2. Income Statement Questions

Q: In view of the declining revenues, profitability, and available cash, what steps are being taken to address the situation?

A: A number of initiatives have been implemented and are continuing:

1.	TXIC Headquarter staff has been reduced.
2.	Staff in China not directly engaged in manufacturing or engineering has been reduced.
3.	Efforts to expand into more export markets have been curtailed, as the returns on these efforts will be longer term.
4.	Capital investments have been delayed wherever possible.
5.	Previously planned cost reduction activities that do not require capital have been accelerated (e.g. scrap reduction).
6.	Selling of added content to products has increased (e.g. increased numbers of painted cabs or cabs with complete interiors) which has resulted in added revenue per unit.

Q: What does your Net Income look like for the first six months of 2012?

A: I’m sorry, but the focus of today’s news is the announcement of 2011 results. As to 2012, that will have to wait for another news release.

3. Legal Questions

A: Shareholder Lawsuits

Q: You announced that the shareholder lawsuits have been settled. Is this now completely settled?

A: Yes. The settlement amount ($3 million USD) was recently transferred from our D&O Insurance carrier to the attorneys representing the “class” for distribution.

B: SEC Investigation

Q: What is the status of the SEC investigation?

A: The SEC investigation is ongoing, but we believe that it is coming closer to reaching an ending. TXIC has fully cooperated and responded to all SEC requests for information. Additionally, several members of the TXIC Board of Directors have personally testified before the SEC.

Q: What are the allegations that prompted the SEC investigation?

A: The allegations that prompted the SEC investigation primarily concerned transactions between TXIC’s wholly owned subsidiary Hunan Tongxin Enterprises and a previously related party, Meihua Bus.

Q: Did the TXIC Board of Directors look into these allegations?

A: Yes. The Audit Committee did look into all allegations and specifically the relationship between Meihua Bus and HNTX. The Audit Committee then shared findings with the Board of Directors. The AC and the BOD concluded that the transactions as recorded did occur, were appropriate and were in the best interest of TXIC.

Q: Was this internal investigation conducted solely by the Audit Committee?

A: No, the Audit Committee engaged outside assistance from a major accounting firm and international legal firms to assist in reaching our conclusions.

Q: Which firms were engaged to assist the AC and BOD?

A: KPMG was engaged to assist with the financial portion of our evaluations. KPMG utilized personnel from their offices in Los Angeles, Hong Kong, and Shanghai. Miller Canfield in Troy Michigan provided legal advice and guidance with assistance from Squire Sanders Dempsey in San Francisco and Shanghai, China.

Q: What about Shenjiu? Is it correct that one of the reasons that revenue has declined at HNTX is that sales have been shifted to Shenjiu

?

A: We looked into those allegations as well. The firm of Squire Sanders Dempsey conducted an analysis from their office in Shanghai. We did not find any basis for the allegations and no business relationship nor competitive conflicts between HNTX and Shenjiu.

Q: Isn’t it true that there are common shareholders between TXIC and Shenjiu?

A: It is possible that there are some individuals that own shares in Shenjiu that may also have shares in TXIC as we have been publically traded. However, we have not found any members of HNTX management that own shares in Shenjiu. And, if there were, that should not be a problem because there are not any business transactions between the two companies and these two companies do not compete.

4. Market - Revenue Questions

Q: Based on the current release, business at HNTX continues to decline. Since the acquisition, revenues in 2010, and now 2011 have declined as has profitability. Can you please comment?

A: Revenues in 2009 were the best ever for HNTX/TXIC at approximately $121m. Revenue declined in 2010 for several reasons:

1.	Overall truck production in China was down 9.55% in 2011 compared to 2010.
2.	Government incentives on mini trucks and small trucks expired in the 4th quarter of 2010. As these incentives were not renewed, the markets for these vehicles subsequently declined dramatically. Moreover, we believe that production of these particular vehicles declined greater than the sales because inventories of these trucks available for sale were significant. This carried over into 2011 and the Mini Truck production declined 12.1%. HNTX production in this segment declined 11.44%
3.	Light Truck production declined 8.99% with HNTX declining 20.9%.
4.	The Medium Duty sector grew in 2011 by 9.47% following the MD 0.23% decline in 2010. HNTX grew in this sector by 126.82% in 2011 as the new model gained momentum.

5.	In the Heavy Duty sector, overall production declined by 22.29% with HNTX declining 65.29%. This compares to HNTX gains in 2010 of 110.2%. We believe that this decline in 2011 is largely due to OEM’s reducing purchases of cabs in order to maintain their in-house production.
6.	Production of units for export declined 31% from 2010 as the weak global economy impacted Viet Nam, our largest export customer. Viet Nam was severely restricted because of weaker demand but also a lack of foreign exchange.
7.	As to profitability, our Net Income in 2009 was primarily lower due to the impact of the valuation of warrants. In 2010 we did have a gain on warrants. However, operating income for 2010 was disappointing. The profitability was significantly affected by increased costs associated with TXIC efforts to improve HNTX systems (including our efforts at ERP installation. We were also impacted by significant costs related to legal and financial consulting fees.

Q: What is happening in the CV market in 2012 in China?

A: During the first 6 months of 2012, Commercial Truck production has declined 13% compared to the first 6 months of 2011. The largest 10 manufacturers of commercial trucks are now taking 24% of the market. HNTX market Share in this time period is estimated to be 3.38% compared to 2011 where market share was 3.89%.

5. Misc.

We intend to increase our investor relations activities for the rest of this year and all of 2013 to include the following:

(i)	Additional attendance at Broker/Dealer conferences
(ii)	Updated of our support/collateral documents
(iii)	Additional conference calls with investors
(iv)	A new film/video of our production facilities and an updated profile on the company
(v)	Attract research about our going forward prospect
(vi)	Attract additional market maker
(vii)	Send out an updated CEO letter to all shareholders

Conference Call:

Domestic participants may dial (888-567-1602) and international participants may dial (201-604-5049). Persons unable to participate during the live session may listen to a recorded playback of the conference call by dialing (888) 632 -8973) domestically and (585) 295-6791 internationally and entering (93341367) followed by the # sign. The conference call in its entirety will also be available via recorded webcast on the company’s website at www.txicint.com approximately two hours after the call has ended.

Annual Report:

On March 28, 2012, Tongxin International Ltd. filed a Form 12b-25 with the Securities and Exchange Commission indicating that it would not be able to complete the preparation, review and filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 by the filing deadline of March 31, 2012. The Company and its auditor are in the process of completing the audit of the Company’s financial statements for its fiscal years ended December 31, 2009 and 2010. In addition, and with respect to the audit of Company’s financial statements for its fiscal years ended December 31, 2009 and 2010, the Company is in the process of preparing and completing certain documents and financials and other information necessary to permit the completion of the required audit of the Company’s financial statements for its fiscal years ended December 31, 2009 and 2010. The Company is in the process of gathering such documents and in preparing and reviewing the financial and other information required to be included in its Annual Reports on Form 20-F for the fiscal years ended December 31, 2009 and 2010. The Company expects to file its Annual Reports on Form 20-F for the fiscal years ended December 31, 2009 and 2010 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as soon as reasonably possible.

Forward-Looking Statements

This press release contains statements regarding the preparation and filing of statements or reports, including financial statements, the Company’s expectations concerning its operating results and financial conditions, as well as other expectations, plans, goals, objectives, assumptions or information about future events, any and all of which may constitute forward-looking statements or information under applicable securities laws. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct.

All forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include those described in Tongxin International Ltd.’s reports to the SEC, and, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, certain global and regional economic conditions, the continuing ability of the Company to prepare and timely file statements or reports with the SEC, and the effect of any goodwill impairment analyses that the Company may perform in the future. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Investor Relations Contact:	Tongxin Corporate Headquarters
Stanley Wunderlich	199 Pierce Street, Suite 202
Consulting For Strategic Growth 1, Ltd.	Birmingham, MI 48009
Tel: 1-800-625-2236 ext. 7770	www.txicint.com
Email: info@cfsg1.com	www.hntx.com
Website: www.cfsg1.com

Tables to Follow

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TONGXIN INTERNATIONAL, LTD.

CONSOLIDATED BALANCE SHEETS

(Unaudited- US$ amounts expressed in thousands, except for share data and par value)

	December 31
	2011	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,288	$9,891	$16,493
Restricted cash - security deposit	3,861	827	4,692
Notes receivable	7,328	6,954	5,769
Accounts receivable-trade, net of allowance for doubtful accounts	8,711	12,395	10,204
Other receivable, net of allowance for doubtful accounts	2,310	2,669	2,076
Due (to) from related parties	(1205)	(1151)	(1346)
Inventories	30,810	29,846	25,070
Prepaid expenses and other	140	172	421
Advance to suppliers	87	1,463	1,960
Deferred income tax assets	2,310	2,245	2,211
Total current assets	$60,640	$65,312	$67,549
Investments in non-consolidated subsidiaries and affiliates		75	209
Property, plant and equipment, net of accumulated depreciation	53,037	49,533	46,894
Land occupancy rights, net	14,193	13,699	13,194
Goodwill	0	0	36,880
Total assets	$127,871	$128,619	$164,727
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,826	$23,394	$14,328
Notes payable	6,142	1,654	4,692
Accrued expenses and other liabilities	3,564	6,380	6,867
Income taxes payable	18,512	17,636	17,257
Short-term loans payable	27,793	24,994	24,876
Short-term loans from shareholders
Warrant liability	0	127	11,649
Total current liabilities	$78,835	$74,184	$79,669
Long-term liabilities:
Long-term loans payable	166	163
Deferred income tax liability	1,373	1,311	1,283
Other
Total liabilities	$80,375	$75,658	$80,952

Shareholders’ equity:
Preferred stock - $0.001 par value, authorized 1,000,000 shares; none issued
Common stock - $0.001 par value, authorized 39,000,000 shares; 15,827,079 and 15,044,875 shares issued and 14,237,657 and 13,455,453 shares outstanding in 2010 and 2009, respectively	$15	$15	$15
Additional paid-in-capital	99,093	99,093	97,420
Treasury stock, at cost - 1,589,422 common shares	(7,682)	(7,682)	(7,682)
Appropriation to reserve & Accumulated other comprehensive income	6,899	4,808	790
Retained earnings (deficit)	(50,870)	(43,328)	(6,769)
Non-Controlling Interests	41	55
Total shareholders’ equity	$47,496	$52,962	$83,774
Total liabilities and shareholders’ equity	$127,871	$128,619	$164,727

TONGXIN INTERNATIONAL, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited-US$ amounts expressed in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2011	2010	2009
Revenues	$101,800	$104,717	$121,071
Cost of goods sold	92,275	98,126	105,421
Gross profit	9,525	6,590	15,650
Selling, general and administrative expenses	14,939	15,957	10,192
Operating income	-5,414	-9,366	5,458
Other income (expenses):
Gain on extinguishment of liability
Government subsidy income	177	338	1173
(Loss) gain on warrants	127	11,522	(20,806)
Equity earnings from equity investee
Loss from impaired Goodwill		(36,967)
Other	1100	498	15
Interest expense	(3,188)	(2,090)	(1,753)
Total other income (expenses)	(1,784)	(26,698)	(21,372)
Income (loss) before income taxes	(7,198)	(36,064)	(15,914)
Income taxes expense	344	424	842
Net (loss) income	($7,542)	($36,488)	($16,756)